Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 2, 2018, with respect to the consolidated financial statements of Phunware, Inc. included in the Joint Proxy Statement/Prospectus of Stellar Acquisition III Inc. and Phunware, Inc. that is made a part of the Amendment No. 5 to the Registration Statement (Form S-4 No. 333-224227) of Stellar Acquisition III Inc. relating to the registration of its units, common stock, and warrants.

/s/ Ernst & Young LLP

Austin, Texas

November 13, 2018